CONFIDENTIAL TREATMENT REQUESTED.

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN
REQUESTED IS OMITTED AND MARKED WITH “[*******]” OR OTHERWISE
CLEARLY INDICATED. AN UNREDACTED VERSION OF THIS DOCUMENT HAS
ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

Execution Copy

Braeburn Pharmaceuticals Sprl

c/o Apple Tree Partners

47 Hulfish Street, Suite 441

Princeton NJ 08542

November 12, 2013

Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd., Suite 505
South San Francisco, CA 94080-1921

Reference is made to the License Agreement (the “Original License”) dated December 14, 2012 between Titan Pharmaceuticals, Inc. (“Titan”) and Braeburn Pharmaceuticals Sprl (“Braeburn”), as amended by written agreement dated May 28, 2013 (the “First Amendment”) and written agreement dated July 3, 2013 (the “Second Amendment”) (together, the Original License, the First Amendment and the Second Amendment comprise the “Agreement”). Contemporaneously with the execution and delivery of this letter agreement, Titan and Braeburn are entering into a Stock Purchase Agreement (the “SPA”) with respect to the purchase by Braeburn from Titan of shares of Titan common stock.

This is to confirm our agreement as follows:

1.      This letter agreement further amends the Agreement; provided, however, that this letter agreement and such amendments shall not be effective unless and until the completion of the Closing under the SPA. If the SPA is terminated prior to such Closing, this letter agreement shall automatically terminate.

2.      Section 1 of the Agreement is hereby amended as follows:

a.	Section 1.17 is hereby amended to read in its entirety as follows:

“1.17 “Commercially Reasonable Efforts” means, with respect to (a) Braeburn, that degree of skill, effort, expertise, and resources normally used (including the promptness in which such efforts and resources would be applied) consistent with standards generally accepted in the pharmaceutical industry, including with respect to the diligent development, manufacture and commercialization of pharmaceutical products of similar market and profit potential at a similar stage in development or product life as the Product; provided, however, that in determining the level of efforts and resources to be employed, Braeburn shall not be permitted to take into account any Second Product being developed or commercialized by Braeburn or any of its Affiliates, and (b) Titan, that degree of skill, effort, expertise, and resources normally used (including the promptness in which such efforts and resources would be applied) consistent with standards generally accepted in the pharmaceutical industry.”

b.	The following new Section 1.95 is hereby added:

“1.95 “Second Product” means a product that entails the continuous delivery for more than ten (10) days of a therapeutic agent for the treatment of the Initial Indication in the Territory.”

3.      Section 2.5(a) of the Agreement is hereby amended to read in its entirety as follows:

“(a) During the Agreement Term, (i) Braeburn will not Promote, or permit its Affiliates to Promote, market or sell any product that entails the continuous delivery for more than ten (10) days of a therapeutic agent for the treatment of the Initial Indication in the Territory, or acquire, or permit its Affiliates to acquire, directly or indirectly any rights or interest in or to any such product that is being Promoted, marketed or sold in the Territory, other than Product licensed to Braeburn under this Agreement, unless Braeburn complies with the provisions of Section 6.2(c) hereof with respect to such product; and (ii) Titan will not Promote, or permit its Affiliates to Promote, market or sell any product that entails the continuous delivery of a therapeutic agent for the treatment of the Initial Indication in the Territory, or acquire, or permit its Affiliates to acquire, directly or indirectly any rights or interest in or to any such product that is being Promoted, marketed or sold in the Territory.

4.      Section 6.1(b) of the Agreement is hereby amended to read in its entirety as follows:

“(b) Regulatory Milestones. Braeburn shall pay to Titan, by wire transfer of immediately available funds to an account designated by Titan, the applicable non-refundable, non-creditable, one-time milestone payment after achievement of each milestone event as set forth below. Titan shall notify Braeburn in writing within five (5) Business Days of achievement of the first milestone event listed in the table below and the corresponding milestone payment shall be due within ten (10) Business Days of receipt by Braeburn of such notice. Each other milestone payment listed in the table below shall be due within ten (10) Business Days after achievement of the corresponding milestone event.

Milestone Event:	Milestone Payment:

(i) FDA Approval of Product NDA	US$15,000,000 (fifteen million dollars)

(ii) Submission of NDA for Subsequent Indication of chronic pain	US$[*******]([**********] dollars)

(iii) FDA Approval of NDA for Subsequent Indication of chronic pain	US$[*******]([**********] dollars)

(iv) Submission of NDA for each additional Subsequent Indication (i.e., not for chronic pain)	US$[*******]([**********] dollars)

(v) FDA Approval of NDA for each additional Subsequent Indication (i.e., not for chronic pain)	US$[*******]([**********] dollars)”

5.      Section 6.1(c) of the Agreement is hereby amended to read in its entirety as follows:

“(c) Sales Milestones. With respect to the first achievement of each of the applicable milestone events set forth below, Braeburn shall pay to Titan by wire transfer of immediately available funds to an account designated by Titan, the applicable non-refundable, non-creditable, sales milestone payment listed below, within sixty (60) Business Days after the end of the Calendar Quarter in which the applicable milestone event is first achieved:

Milestone Event:	Milestone Payment:

(i) The first time Net Sales in the Territory in a Royalty Period exceed US$[*******]([**********] dollars)	US$[*******]([**********] dollars)

(ii) The first time Net Sales in the Territory in a Royalty Period exceed US$[*******]([**********] dollars)	US$[*******]([**********] dollars)

(iii) The first time Net Sales in the Territory in a Royalty Period exceed US$[*******]([**********] dollars)	US$[*******]([**********] dollars)

(iv) The first time Net Sales in the Territory in a Royalty Period exceed US$[*******]([**********] dollars)	US$[*******]([**********] dollars)

(v) The first time Net Sales in the Territory in a Royalty Period exceed US[*******]([**********])	US$[*******]([**********] dollars)”

Each of the milestone payments set forth in this Section 6.1(c) shall be payable once.  If any milestone event listed above occurs in the same Calendar Year as any other milestone event listed above, Braeburn shall pay the milestone payments related to each such milestone event that occurs in such Calendar Year.”

6.     Section 6.2 of the Agreement is hereby amended to read in its entirety as follows:

“6.2    Royalties.

(a)               In consideration of the rights granted by Titan hereunder, during the Agreement Term, Braeburn shall pay Titan royalties on aggregate Net Sales in the Territory in each Calendar Year (“Royalties”) at the following rates:

Aggregate Net Sales of Licensed Products in Territory during Calendar Year:	Royalty (% of Aggregate Net Sales of Licensed Products in the Territory during a Calendar Year)
(i) Less than or equal to US$[*****]([******] dollars)	[*****]%

(ii) Greater than US[*****]([*****]dollars), but less than or equal to US$[*******]([******] dollars)	[*****]%

(iii) Greater than US$[******]([******] dollars)	[*****]%

(b)               Notwithstanding the above, on a country-by-country basis, upon the occurrence of any Competition, the Royalties otherwise payable by Braeburn to Titan under Section 6.2(a) shall be reduced to [*****] percent ([*****]%) of Net Sales, provided that for the Calendar Year in which such Competition occurs, the reduction in Royalties shall be applicable only from and after the effective date of such Competition.

(c)                If Braeburn (i) sells in the Territory, or permits any of its Affiliates to sell in the Territory, a Second Product, or (ii) acquires, or permits its Affiliates to acquire, directly or indirectly, any rights or interest in or to a Second Product that is being sold in the Territory, Titan shall be entitled to receive aggregate royalties of up to fifty million dollars(US$50,000,000 dollars) at the rate of [*****]percent ([*****]%) of aggregate net sales of the Second Product in the Territory. For the avoidance of doubt, all such royalties shall be aggregated for purposes of the fifty million dollars(US$50,000,000 maximum amount, regardless of the number of calendar years over which such royalties are paid. With repect to such royalties, (i) Section 6.4 (Reports and Payments), 6.5 (Taxes), and 6.6 (Audits) shall apply to the royalties on net sales of the Second Product to the same extent such Sections apply to Net Sales of Licensed Products, and (ii) net sales of the Second Product shall be determined in a manner consistent with the determination of Net Sales of Licensed Products.

(d) Following the first written notice by Braeburn to Titan that Braeburn intends to (i) Promote, market or sell in the Territory, or permit any of its Affiliates to Promote, market or sell in the Territory, a specific product (other than a Licensed Product or a Second Product) that entails the continuous delivery of a therapeutic agent for the treatment of any substance addiction (an “Addiction Product”), or (ii) acquire, or permit its Affiliates to acquire, directly or indirectly, any rights or interest in or to an Addiction Product that is being developed, Promoted, marketed or sold in the Territory (in either case, an “Addiction Product Notice”), Titan may, in its sole discretion, irrevocably elect to (x) reduce the Royalty rate provided for in Section 6.2(a)(i) from [*******] percent ([*******]%) to [*******] percent ([*******]%), and (y) receive aggregate royalties of up to [*******]([**********]) at the rate of [*******] percent ([*******]%) of aggregate net sales of the Addiction Product in the Territory (the “Addiction Product Election”). For the avoidance of doubt, all such royalties shall be aggregated for purposes of the [*******]([**********]) maximum amount, regardless of the number of calendar years over which such royalties are paid. To make the Addiction Product Election, Titan must provide Braeburn written notice thereof within thirty (30) days after Braeburn gives Titan the Addiction Product Notice. If the Addiction Product Election is timely made by Titan, (A) the Addiction Product Election shall be effective on the date of the first sale to a Third Party of a Addiction Product in a given regulatory jurisdiction in the Territory for monetary value after Regulatory Approval has been obtained in such jurisdiction, (B) Section 6.4 (Reports and Payments), 6.5 (Taxes), and 6.6 (Audits) shall apply to the royalties on net sales of the Addiction Product to the same extent such Sections apply to Net Sales of Licensed Products, and (C) net sales of the Addiction Product shall be determined in a manner consistent with the determination of Net Sales of Licensed Products.”

7.      The first two sentences of Section 4.1(a) of the Agreement are hereby amended to read in their entirety as follows:

“Prior to May 28, 2013, Titan will be solely responsible for all costs associated with, or required for the approval of, the Product by the FDA in the Territory. During the period commencing on May 28, 2013 and ending on the NDA Transfer Date, Braeburn shall be solely responsible for all costs associated with, or required for approval of, the Product by the FDA in the Territory with the exception of legal and consulting fees and expenses incurred by Titan. For the avoidance of doubt, the fees and expenses of FoxKiser LLP pursuant to the Professional Services Agreement dated as of June 1, 2013 shall be the sole responsibility of Braeburn. After the NDA Transfer Date, Braeburn will be solely responsible for all costs associated with, or required for the approval of, the Product by the FDA in the Territory.”

8.      Promptly following the execution and delivery of this letter agreement and the SPA, Titan shall issue a press release (the “Press Release”) disclosing all material terms of this letter agreement and shall file with the SEC a Current Report on Form 8-K (“8-K”) describing the material terms of this letter agreement and the transactions contemplated by this letter agreement. Notwithstanding the foregoing, (a) Titan shall give Braeburn a reasonable opportunity to review and comment on such proposed Press Release and 8-K prior to the dissemination and filing thereof, and shall consider in good faith any changes therein requested by Braeburn; (b) Titan shall seek from the Securities and Exchange Commission (“SEC”) confidential treatment of all financial terms of this letter agreement to the extent such financial terms have not been previously disclosed publicly; and (c) Titan shall not disclose any such financial terms for which confidential treatment has been granted by the SEC. Titan shall not make, or permit to be made by any of its Affiliates, any other public statement with regard to this letter agreement unless, (i) such statement is consistent with and limited to the matters described in the Press Release and 8-K, (ii) in the opinion of outside counsel to Titan, such statement is required by law, or (iii) Braeburn has consented in writing to such statement. Notwithstanding the preceding clauses (i) and (ii), Titan shall give Braeburn a reasonable opportunity to review and comment on such proposed public statement prior to its dissemination, and shall consider in good faith any changes therein requested by the Braeburn.

9.      In all other respects, the License Agreement shall remain in full force and effect and shall be unaffected by this letter agreement.

[Signature page follows]

[Signature page to letter agreement dated November 12, 2013]

BRAEBURN PHARAMACEUTICALS SPRL

By:	/s/Seth L. Harrison
Seth L. Harrison
Authorized Signatory

Agreed:

TITAN PHARMACEUTICALS, INC.

By:	/s/Marc Rubin
Marc Rubin
Executive Chairman